Exhibit 15.5

June 28, 2023

Securities and Exchange Commission

100F Street, N.E.

Washington, D.C. 20549-7561

United States

Dear Sirs/Madams,

We have read Item 16F of Four Seasons Education (Cayman) Inc.'s Form 20-F dated June 28, 2023 and have the following comments:

1. We agree with the statements made in paragraphs 2, 3, and 4 of Item 16F for which we have a basis on which to comment on, and we agree with, the disclosures.

2. We have no basis on which to agree or disagree with the statements made in paragraph 1 or paragraph 5 of Item 16F.

Yours faithfully,

.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, the People’s Republic of China